UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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BALL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note: This Amendment No. 1 to Schedule 14A (the “Amendment”) amends Ball Corporation’s (the “Corporation” or “Ball”) definitive proxy statement for its 2015 annual meeting of shareholders (the “Proxy Statement”) filed with the Securities and Exchange Commission on March 16, 2015. The only purpose of this Amendment is to supplement the  description of Voting Item 4 and to amend the section entitled “Shareholder Proposals for 2016 Annual Meeting”, in each case as set forth below. There are no other amendments to any other sections of the Proxy Statement.  If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement.

A.  The section of the Proxy Statement entitled “Voting Item 4-Approval of an Amendment to the Articles of Incorporation to Implement a Majority Vote Standard for Uncontested Elections of Directors” is supplemented by the addition of the following language at the end of such section:

For this proposal to be approved, the votes cast in favor of the proposal must exceed the votes cast opposing the proposal. Abstentions and broker nonvotes will therefore not be considered in determining whether the proposal is approved.

B.  In addition, the section of the Proxy Statement entitled “Shareholder Proposals for 2016 Annual Meeting” is amended to revise the date by which shareholder proposals must be received to be eligible for inclusion in the Corporation’s proxy statement for the 2016 annual meeting to November 17, 2015, and to revise the period during which notice of shareholder business desired to be brought before the 2016 annual meeting must be delivered to or mailed and received by the Corporation to be considered timely to December 31, 2015 through January 30, 2016.